SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 24, 2005 / May 18, 2005

(Date of Report/Date of earliest event reported)

EQUINOX HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-112531	13-4034296
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

895 Broadway New York, New York 10003
(Address and zip code of principal executive offices)

212-780-9300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02                                       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)           On May 18, 2005, Mr. Adam Saltzman resigned from his positions with the Company as director and member of the audit committee effective immediately.

(d)           Also on May 18, 2005, Mr. Douglas W. Lehrman was elected to serve as a director of the Company, and has been named as a member of the audit committee and the compensation committee, to serve until the next annual meeting.  Mr. Lehrman is a Managing Director of North Castle Partners, one of our principal stockholders, which is committed to building successful companies in the healthy living and aging marketplace.  Prior to joining North Castle, Mr. Lehrman was a managing director and head of the Financial Sponsor Group at investment bank Warburg Dillon Read, LLC. He also served as managing director in the high yield group of Nomura Securities International, Inc. and has held positions at Lazard Frères & Co., LLC, Drexel Burnham Lambert Incorporated and Oppenheimer & Co., Inc.  Mr. Lehrman received a B.A. in economics from Washington University in St. Louis and an M.B.A. from the Stern School of Business at New York University.

In addition, Mr. Stephen M. Ross was elected to serve as a director of the Company, to serve until the next annual meeting.  Mr. Ross is Chairman and Chief Executive Office and founder of The Related Companies.  Mr. Ross has been involved in the real estate industry for 35 years and oversees all of the business activities of The Related Companies.  He is a founder and director of Charter Municipal Mortgage Acceptance Company and a director of Insignia Financial Group, Inc., the Real Estate Board of New York and the Juvenile Diabetes Foundation.  Mr. Ross is also a trustee of the Jackie Robinson Foundation and the Jewish Association for Services for the Aged.  Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree, from Wayne State School of Law with a Juris Doctorate degree and from New York University School of Law with a Master of Law degree in Taxation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINOX HOLDINGS, INC.
(Registrant)

By:	/s/ SCOTT ROSEN
Name: Scott Rosen
Title: Executive Vice President and Chief Financial Officer

Date: May 24, 2005